Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Nine Months Ended September 30)

YTD 2001	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	172,514	56,733	33,845	21,390	284,481
COGS	(145,156)	(50,615)	(31,341)	(17,941)	(245,054)
Gross Income	27,357	6,118	2,504	3,449	39,428
Gross Margin	15.9%	10.8%	7.4%	16.1%	13.9%
SG&A	(16,057)	(5,277)	(2,762)	(3,269)	(27,366)
% sales	9.3%	9.3%	8.2%	15.3%	9.6%
Operating Income	11,300	841	(258)	179	12,062
Operating Margin	6.6%	1.5%	-0.8%	0.8%	4.2%

EBITDA	17,328	3,722	1,755	735	23,541
Segment Contribution
% Revenues	60.6%	19.9%	11.9%	7.5%	100.0%
% Operating Income	93.7%	7.0%	-2.1%	1.5%	100.0%

YTD 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum	Total

Revenues	103,856	43,254	30,849	20,847	198,806
COGS	(94,365)	(37,372)	(26,709)	(15,618)	(174,063)
Gross Income	9,491	5,882	4,139	5,229	24,742
Gross Margin	9.1%	13.6%	13.4%	25.1%	12.4%
SG&A	(10,731)	(4,518)	(2,171)	(2,443)	(19,864)
% sales	10.3%	10.4%	7.0%	11.7%	10.0%
Operating Income	(1,240)	1,364	1,968	2,786	4,878
Operating Margin	-1.2%	3.2%	6.4%	13.4%	2.5%

EBITDA	4,386	3,091	3,865	3,264	14,606
Segment Contribution
% Revenues	52.2%	21.8%	15.5%	10.5%	100.0%
% Operating Income	-25.4%	28.0%	40.3%	57.1%	100.0%

Última actualización 11/14/02
Por Marisol Fernández León